FOR IMMEDIATE RELEASE

CONTACT: Debbie Nalchajian-Cohen
P: 559.222.1312
C: 559.281.1312

CENTRAL VALLEY COMMUNITY BANK ANNOUNCES THE RETIREMENT
OF TWO EXECUTIVE VICE PRESIDENTS

Bank continues reorganization plan previously announced to combine commercial and community banking divisions into one with regional market management

FRESNO, CALIFORNIA…April 22, 2019…James M. Ford, President and Chief Executive Officer of Central Valley Community Bank (Bank) and Central Valley Community Bancorp (Company), announced the retirements of two celebrated career bankers, Executive Vice President of Commercial Banking, Gary Quisenberry, effective July 31, 2019, and Executive Vice President of Community Banking, Lydia Shaw, effective October 11, 2019.
Quisenberry was named head of commercial banking in 2000 and has been responsible for all of the Bank’s commercial lending activities – both general commercial and various specialized business groups. He will retire with over 34 years of industry expertise, the last 19 years with the Bank. Shaw was named the lead of the community banking division in 2007 and has been responsible for all branch management, as well as the Bank’s investment division. She will retire with 33 years of banking experience, the last 12 with the Bank.
In addition to leading the Bank’s commercial and community banking divisions, Quisenberry and Shaw will retire as members of the Managing Committee, which guides the financial and strategic direction of the Bank, including mergers and acquisitions.
“Gary is respected and admired both inside our Bank and in the community. His exemplary leadership, achievement, and personal integrity have been admired by customers and employees throughout his distinguished career,” stated Ford. “Lydia exemplifies service to others and her exceptional leadership which is rooted in the knowledge of banking, its processes, and products, in addition to her unwavering focus on client service has earned her respect from the entire Bank and industry service groups.”

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Ford went on to say, “Gary and Lydia’s passion for banking, dedication to serving others and gift for mentorship have positively impacted the lives of hundreds of employees and clients over their many years of service and we are fortunate to have had them on our team.”
Central Valley Community Bank has experienced steady growth while Quisenberry and Shaw have been with the Company including expanding the Bank’s service area from one county to nine, covering California’s San Joaquin Valley and Greater Sacramento Region; the successful completion of five mergers; and being recognized for high-ranking financial performance by S&P Global Market Intelligence, The Findley Reports, Bauer Financial, Inc., and Raymond James Financial Services, Inc. for their most recent reporting periods.
Quisenberry specifically built a well-respected commercial lending team, developed the SBA department, which has consistently been awarded for its SBA 504 program in the Central Valley, and the agribusiness lending department. In addition, he helped grow total loans from $79 million at December 31, 1999 to $913 million at March 31, 2019. Some of Shaw’s many accomplishments include managing the largest division of team members and restructuring the investment services division. She has also led the expansion of the Bank’s branch franchise from 12 to 21 offices and has helped grow deposits from $403 million at December 31, 2007 to $1.3 billion at March 31, 2019.
“I want to express my deep appreciation for the opportunity to work with and benefit from so many talented and dedicated colleagues,” said Gary Quisenberry, Executive Vice President of Commercial Banking. “My job has allowed me to engage with many business leaders in our territory and I thank them for allowing me to help support their goals and priorities.”
Quisenberry is a consummate community steward who currently serves in leadership positions for the following organizations; Fresno County Economic Development Corporation Board of Directors, Valley Crime Stoppers Board of Directors, Fresno State Criminology Department Advisory Board, and the Sacramento Infragard Operating Committee for the financial institution industry.
“My banking career has been enriched with lasting relationships both inside the Bank, and with valued clients and partners throughout the communities we serve,” said Lydia Shaw, Executive Vice President of Community Banking. “It has been my sincere honor to work with an incredible team of professionals and to have had the opportunity to share my belief in stewardship, community service, and the importance of mentoring others.”
Shaw leads by example investing both professionally and personally in a wide range of community programs. Some of her notable achievements have included serving on the Board of Directors for SCORE, a resource partner of the U.S. Small Business Administration, growing financial literacy and fraud educational programs throughout the Bank’s territory, mentoring family businesses to

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initiate a long term financial plan for their companies, and sharing her gift of music by singing at employee gatherings and performing the national anthem for nonprofit opening ceremonies.
The Bank will move forward with reorganization plans announced earlier in 2019 to combine the commercial and community banking divisions under one leader, James Kim, Executive Vice President and Chief Operating Officer. The newly combined banking division will include two new Executive Vice President, Market Executives who will manage the Bank’s northern and southern regions to create one dynamic client service and revenue structure that supports the growing footprint and strategic vision for the future of the Company.
“The banking industry continues to change and it is important for our nearly forty-year-old bank to be ahead of the change curve. This simplified structure will allow us to operate more effectively and efficiently, with even more emphasis on our clients. James is an outstanding leader with a strong customer focus and he is helping us make great strides in our evolution,” said Ford. “An internal and external search is underway for the two Executive Vice President, Market Executives who will report directly to James,” said Ford.

About Central Valley Community Bank
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates full-service offices throughout California’s San Joaquin Valley and Greater Sacramento regions. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Central Valley Investment Services are provided by Raymond James Financial, Inc.

Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Lead Independent Director), Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, Robert J. Flautt, James M. Ford, Gary D. Gall, Steven D. McDonald, Louis C. McMurray, Karen Musson, and William S. Smittcamp. Sidney B. Cox is Director Emeritus.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
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Attachments:

•	Gary Quisenberry, Executive Vice President Commercial Banking

•	Lydia Shaw, Executive Vice President Community Banking

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